Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated January 5, 2009 with respect to the consolidated financial statements, schedule and internal control over financial reporting appearing in the 2008 Annual Report on Form 10-K/A of Synovis Life Technologies, Inc. for the year ended October 31, 2008 which are incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
Minneapolis, MN
October 9, 2009